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                                                                      EXHIBIT 22

     The subsidiaries of American TeleSource International, Inc. are as follows:

          State or other Company                   Jurisdiction of Incorporation
          ----------------------                   -----------------------------
     American TeleSource International, Inc.                   Canada
     American TeleSource International, Inc.                   Texas
     American TeleSource International de Mexico, S.A. de C.V. Mexico
     GlobalSCAPE, Inc.                                         Delaware
     Sistema de Telefonia Computarizada, S.A. de C.V.
     ("Computel")                                              Mexico
     Servicios de Infraestructura, S.A. de C.V. ("Sinfra")     Mexico
     TeleSpan, Inc. ("TeleSpan")                               Texas
     ATSI de CentroAmerica, S.A.                               Costa Rica